Exhibit 99.2
Third Quarter Earnings Conference Call September 1, 2010

Agenda 1 Introduction of Call Participants 2 Third Quarter 2010 Highlights 3 Financial Review 4 Operating Results 5 Fiscal 2010 Annual Guidance

Forward Looking Statement

Statements Relating to Non-GAAP Financial Measures During the course of this presentation, certain non- GAAP financial measures described as "Adjusted EBITDA," "Adjusted Income from Continuing Operations," and "Adjusted Income from Continuing Operations per Diluted Share" that were not prepared in accordance with U.S. GAAP will be presented.A reconciliation of these non-GAAP financial measures to GAAP financial measures is available on the Company's website under "Investor Relations" and at the end of this presentation.

Third Quarter 2010 Financial Highlights

Third Quarter 2010 Fiscal Highlights

- Met our expectations for the third quarter
- Q3 revenue flat
- Adjusted EBITDA up nearly 22% to $45.9 million
  - One less day of labor expense accounted for $3.6 million
  - SG&A expenses decrease over 15% due to cost controls and lower compensation costs
- Fiscal 2009 Third Quarter included $1.8 million tax credit
- Cash Flow from continuing operations of $35 million, up $27million
- Integration of Diversco proceeding as planned
- Announced our 178th consecutive dividend

ABM Industries Incorporated
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Third Quarter Financial Results (unaudited)

Select Cash Flow Information (unaudited)

Select Balance Sheet Information Days sales outstanding for third quarter were 48 days. Unchanged on a sequential basis and down two days on a year-over-year basis Insurance comparison Comparison of working capital and net trade receivables

Division Revenues[1]

($ in thousands)

	Third Quarter		
	2010	2009	Change
Janitorial	$ 583,015	$ 595,115	(2.0)%
Parking	114,222	114,721	(0.4)%
Security	84,900	84,501	0.5 %
Engineering	86,572	75,782	14.2 %
Total Division Revenues	$ 868,709	$ 870,119	NM*

Summary

- Revenue flat year-over-year with lower than anticipated contribution from Janitorial segment but largest region by revenue - Northeast – achieved year over year increase
- Engineering revenue up 14.2% year-over-year as division secures new customers and continues to build on momentum
- Parking experienced modest pickup from airport clients and lease revenue but revenues from managed parking facilities down $1.4 million
- All segments continue to report improving sales activity
- Diversco contributes $6.9 million

[1] Excludes Corporate

ABM Industries Incorporated

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Division Profits1 SummaryJanitorial benefited from one less day of labor expense Engineering continues to benefit from growing revenues and an improved client mix Parking benefits from higher lease and allowance revenues and cost controlsSecurity profitability down from reduction in the level and scope of client services provided to certain accounts with higher gross profit margins 1 Excludes Corporate

Fiscal 2010 Outlook Anticipate revenue improvement in fourth quarter Expect operating cash flow to remain strongOn track to leverage investments in infrastructure for 2011 savingsGuidance Fiscal Year 2010Full year income from continuing operations of $1.15 to $1.19 per diluted shareAdjusted income from continuing operations of $1.33 to $1.37 per diluted share

Appendix

Unaudited Reconciliation of non-GAAP Financial Measures (in thousands)

Unaudited Reconciliation of non-GAAP Financial Measures (in thousands, except per share data)

Unaudited Reconciliation of non-GAAP Financial Measures